                                                                    EXHIBIT 10.1






                          SECOND AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP














THE LIMITED PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, THE MICHIGAN UNIFORM SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE. SUCH INTERESTS MAY NOT BE SOLD OR TRANSFERRED WITHOUT REGISTRATION OR EXEMPTION THEREFROM. TRANSFER OF SUCH INTERESTS IS RESTRICTED BY THE PROVISIONS OF THIS AGREEMENT.

                               TABLE OF CONTENTS


                                                                            Page
1.   Continuation of Partnership                                                       1

2.   Purposes                                                                          2

3.   OP Units; Partners; Capital                                                       2
     3.1              OP Units                                                         2
     3.2              Common OP Units                                                  2
     3.3              Preferred OP Units                                               2
     3.4              Partners                                                         7
     3.5              Capital Contributions                                            7
     3.6              Issuance of OP Units                                             8
     3.7              Exchange of Common OP Units                                      9
     3.8              Adjustment of OP Units                                          10
     3.9              Withdrawals                                                     10
     3.10             Borrowings                                                      10

4.   Capital Accounts; Profits and Losses; Distributions                              10
     4.1              Capital Accounts                                                10
     4.2              Profits and Losses                                              11
     4.3              Distributions                                                   11

5.   Rights and Obligations of Partners                                               12
     5.1              Limited Partners                                                12
     5.2              General Partner                                                 12
     5.3              Additional Partners                                             13

6.   Administrative Powers, Obligations, Compensation,
     Etc., of General Partner                                                         13
     6.1              Powers                                                          13
     6.2              Self-Dealing                                                    14
     6.3              Services; Compensation                                          14
     6.4              Limitation of General Partner's Liability                       14
     6.5              Tax Matters Partner                                             15
     6.6              Power of Attorney                                               15
     6.7              Other Activities of General Partner                             15

7.   Term of Partnership                                                              16
     7.1              Commencement                                                    16
     7.2              Termination                                                     16

8.   Liquidation                                                                      16
     8.1              Liquidation of Partnership                                      16
     8.2              Liquidating Distributions; Restoration of Capital
                      Account Deficits                                                17


                                              (i)

9.   Transferability of Interests                                                     18
     9.1              In General                                                      18
     9.2              Rights of Transferees                                           18
     9.3              Restrictions on Transfers                                       18

10.  Investment Representation                                                        19

11.  Amendments                                                                       19

12.  Tax Allocations                                                                  19
     12.1             General Rule                                                    19
     12.2             Book/Tax Differentials                                          19
     12.3             Qualified Income Offset                                         20
     12.4             Minimum Gain Chargeback                                         20
     12.5             Section 754 Elections                                           20
     12.6             Tax Credits                                                     20
     12.7             Depreciation Recapture                                          21

13.  Miscellaneous Provisions                                                         21
     13.1             Books of Account; Reports                                       21
     13.2             Bank Accounts and Investment of Funds                           22
     13.3             Accounting Decisions                                            22
     13.4             Federal Income Tax Elections                                    22
     13.5             Meetings of Partnership                                         22
     13.6             Entire Agreement                                                22
     13.7             Notices, Etc                                                    22
     13.8             Consent of Limited Partners                                     23
     13.9             Further Execution                                               23
     13.10            Submission to Michigan Jurisdiction                             23
     13.11            Benefits                                                        23
     13.12            Severability                                                    24
     13.13            Captions                                                        24
     13.14            Gender                                                          24
     13.15            Counterparts                                                    24
     13.16            Michigan Law to Control                                         24

14.  Definitions                                                                      24


EXHIBIT A      Schedule of Partners and OP Units                                     A-1

EXHIBIT B      Schedule of Additional OP Units                                        28





                                      (ii)

                          SECOND AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                         ------------------------------

     THIS AGREEMENT is made at Farmington Hills, Michigan, as of April 30, 1996, among SUN COMMUNITIES, INC., a Maryland corporation, as General Partner, and the persons designated as Limited Partners in Exhibit A, as Limited Partners, who hereby agree as set forth herein. Certain terms used in this Agreement are defined in Section 14.


                             PRELIMINARY STATEMENT

     The Partnership is a limited partnership presently existing under Michigan law and governed by a First Amended and Restated Limited Partnership Agreement dated December 15, 1993, as amended by Amendments numbered One through Twenty-Eight, inclusive. Said First Amended and Restated Limited Partnership Agreement, as heretofore amended, is referred to herein as the "Former Partnership Agreement." The Partners wish to amend and restate the Former Partnership Agreement to provide, inter alia, for the creation of a new class of OP Units, for the admission of additional Partners to the Partnership and for the issuance of OP units to such additional Partners.

     The Former Partnership Agreement provides that a majority in interest of the Partners may amend the same. This Amendment has been executed and delivered by a majority in interest of the Partners. Accordingly, the Former Partnership Agreement is amended in its entirety and is restated to read as set forth herein.


                                   AGREEMENT

     1. CONTINUATION OF PARTNERSHIP

     The Partnership presently existing under the provisions of the Michigan Revised Uniform Limited Partnership Act shall continue pursuant to the provisions of this Agreement. The name of the Partnership is SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, and its office shall be located at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, or such other place as the General Partner may determine from time to time.

     2. PURPOSES

     The Partnership is organized for the purpose of investing in real property by acquiring, owning and operating manufactured housing communities and related properties and assets; acquiring interests in other entities which own and operate such properties; conducting businesses related to, associated with or augmenting the Partnership's business of operating manufactured housing communities, and owing interests in other entities which conduct such businesses; holding its assets for investment, income and appreciation and selling or otherwise disposing of the same; and doing all things incidental thereto. In addition, the Partnership may engage in any and all activities which could be conducted by a REIT, within the meaning of Section 856 of the Internal Revenue Code.

     3. OP UNITS; PARTNERS; CAPITAL

     3.1 OP UNITS

     The Partners' interests in the Partnership are expressed in terms of OP Units, and each Partner has been issued OP Units corresponding to the agreed value of its capital contribution. OP Units consist of Common OP Units and Preferred OP Units.

     3.2 COMMON OP UNITS

     The holders of the Common OP Units shall be entitled to receive distributions in accordance with Section 4.3, after payment of all accrued Preferred Dividends. No distribution shall be made in respect of Common OP Units while any accrued Preferred Dividends remain unpaid unless all such accrued Preferred Dividends are paid simultaneously with such distribution.

     3.3 PREFERRED OP UNITS

     (a) Dividends. The holders of the Preferred OP Units shall be entitled to receive, from funds which the General Partner determines to be available for distribution as provided in Section 4.3, dividends ("Preferred Dividends") at the rate of $1.89 per Preferred OP Unit annually. Preferred Dividends for each year shall accrue in equal installments, on each record date for the payment of quarterly distributions to holders of Common OP Units, and shall be paid when such quarterly distributions are paid to Common OP Units holders of record as of the accrual date; provided, however, that (i) if the payment date for distributions to Common OP Unit holders is more than twenty (20) days after the record date, the Preferred Dividends shall be paid on or before the twentieth
(20th) day following the record date, (ii) if distributions to holders of Common OP Units are made less frequently than quarterly, then Preferred Dividends shall accrue on each March 31, June 30, September 30 and December 31 and shall be paid within ten (10) days thereafter to holders of record as of the accrual date, and (iii) if distributions to holders of Common OP Units are made more frequently than quarterly, the Preferred Dividends shall accrue at the same frequency that distributions are made to holders of Common OP Units, and (iv) the Preferred Dividend installment payable on the first Preferred Dividend Accrual Date after issuance of a Preferred OP Unit shall be a prorated portion of the regular dividend based on the number of days elapsed from the date of issuance to the Preferred Dividend Accrual Date. Each date upon which Preferred Dividends accrue is referred to as a "Preferred Dividend Accrual Date." Each date upon which Preferred Dividends become payable is referred to as a "Preferred Dividend Payment Date."

     (b) Conversion Rights. The holders of the Preferred OP Units shall be entitled to convert part or all of such OP Units into Common OP Units by delivering written notice of such conversion ("Conversion Notice") to the General Partner after April 30, 2002 and on or before 5:00 P.M. E.S.T. or E.D.T. (as appropriate), May 31, 2002 (the "Conversion Period"). The terms of the conversion shall be as follows:

           (1) Preferred OP Units may be converted only in multiples of One Hundred (100) unless the holder elects to convert all its Preferred OP Units.

           (2) The conversion shall be effective as of the close of business on the day the Conversion Notice is delivered (the "Conversion Date"). The holder of the converted OP Units shall be deemed to have surrendered the same to the Partnership, and the Partnership shall be deemed to have issued Common OP Units to such holder, at the close of business on the Conversion Date.

           (3) If the Issue Price of each Common OP Unit issued upon the conversion is $31.50 or less, the holder shall be entitled to receive one
      (1) Common OP Unit for each Preferred OP Unit surrendered. If the Issue Price of each such Common OP Unit is more than that amount, the holder shall be entitled to receive, for each Preferred OP Unit surrendered, a fraction of a full Common OP Unit of which (i) the numerator is (A) $31.50 plus (B) twenty-five per cent (25%) of the amount (if any) by which the per-unit Issue Price of the Common OP Units exceeds $36.00, and
      (ii) the denominator is the per-unit Issue Price of the Common OP Units.

           (4) On the next Preferred Dividend Accrual Date, the holder shall be entitled to a Preferred Dividend in an amount equal to a prorated portion of the regular Preferred Dividend based on the number of days elapsed from the prior Preferred Dividend Accrual Date to the Conversion Date.

           (5) In the event that the holders of Common OP Units receive or surrender any Common OP Units or other securities of or interests in the Partnership pursuant to any Common OP Unit split, combination, dividend or exchange, or pursuant to any recapitalization, merger, consolidation, combination, exchange of shares or other similar capital change, then upon the conversion each holder of Preferred OP Units shall be entitled to receive, in lieu of or in addition to receiving Common OP Units, the number and class of securities which it would have held on the Conversion Date if it had originally acquired a number of Common OP Units equal to the number of Preferred OP Units to be converted, instead of such Preferred OP Units.

     (c) Consensual Redemption. The Partnership may redeem any part or all of the Preferred OP Units from time to time as determined by the General Partner, with the written consent of the holder of the Preferred OP Units to be redeemed, provided that no such consensual redemption of fewer than all of the Preferred OP Units shall be made while any accrued Preferred Dividends remain unpaid unless all such accrued dividends are paid simultaneously with such redemption.

     (d) Mandatory Redemption. The Partnership shall redeem Preferred OP Units five (5) Business Days after written demand of the holder during the existence of any POPU Default provided that the POPU Default is not cured within such period. The Partnership shall redeem all Preferred OP Units with respect to which a Conversion Notice was not received during the Conversion Period, within forty-five (45) days after the expiration of the Conversion Period.

     (e) Redemption Payment. Upon redemption of a Preferred OP Unit the holder shall be entitled to receive a redemption payment equal to the Issue Price of such Preferred OP Unit plus all unpaid Preferred Dividends thereon accrued and prorated to the time that the redemption payment is made as if such date were a Preferred Dividend Accrual Date.

     (f) POPU Credit Enhancement. The Partnership shall use diligent efforts to secure its redemption obligation as set forth in Section 3.3(d) by a form of security in favor of the holders of the Preferred OP Units which satisfies the following requirements (the "POPU Credit Enhancement"):

           (1) The POPU Credit Enhancement shall consist of a letter of credit, surety bond, insurance, or other form of security satisfactory to the holders of a majority of the Preferred OP Units.

           (2) The provider of the POPU Credit Enhancement shall be a bank, insurance company or other financial institution (i) which has senior long-term unsecured debt outstanding with a credit rating, at the time when the POPU Credit Enhancement is provided, which is equal to or better than the higher of (A) the lowest credit rating for such debt of any of the following financial institutions which is rated by a nationally recognized rating agency: NBD Bank, Comerica Bank, First Michigan Bank, Old Kent Bank, First of America Bank, or Michigan National Bank, or (B) a Standard & Poors rating of A- or a comparable rating from another nationally recognized rating agency, or (ii) which is approved in writing by the holders of a majority of the Preferred OP Units.

           (3) The POPU Credit Enhancement (i) shall be in an amount not less than $38,287,810.00, (ii) shall be maintained for a continuous period commencing when the same is obtained and ending not earlier than September 13, 2002 or the earlier conversion or redemption of all the Preferred OP Units, (iii) may not be terminated, cancelled or not renewed except upon at least sixty (60) days prior written notice to the holders of the Preferred OP Units or an agent selected by the holders of a majority of the Preferred OP Units, and (iv) shall entitle the holder of a Preferred OP Unit, upon demand, to payment of an amount equal to any mandatory redemption payment which is not made when required by Section 3.3(d).

           (4) The form of the POPU Credit Enhancement may be changed from time to time with the written consent of the General Partner and the holders of a majority of the Preferred OP Units, provided that the replacement form of POPU Credit Enhancement is consistent with the requirements of this Section 3.3(f).

The Partnership and the holders of the Preferred OP Units shall share the costs of obtaining the POPU Credit Enhancement in equal shares, provided that neither shall be required to pay more than $190,000.00 per year in that regard. If such costs exceed that amount, then (i) the Partnership may nevertheless obtain and maintain the POPU Credit Enhancement if it agrees to pay the excess cost,
(ii) the Partnership shall obtain and maintain the POPU Credit Enhancement if the holders of a majority of the Preferred OP Units agree in writing that the excess costs shall be paid by the holders of the Preferred OP Units, which election shall be binding upon all the holders of Preferred OP Units, and
(iii) except as provided in Section 3.3(g) the Partnership shall not be required to obtain or maintain the POPU Credit Enhancement if the excess cost is not so provided for.

     The Partnership shall withhold the POPU Credit Enhancement costs payable by the holders of the Preferred OP Units from the Preferred Dividends otherwise payable hereunder and shall apply the same to the payment of the costs of the POPU Credit Enhancement. The Partnership shall use diligent efforts to obtain the POPU Credit Enhancement as soon as reasonably possible.

     (g) Loss of Credit Rating. If during the time that the POPU Credit Enhancement is not in effect: (i) the Company's existing unsecured debt (or unsecured debt comparable thereto) is outstanding and the Company fails to maintain a credit rating for such debt of Standard & Poors Grade BBB- or better, or a comparable investment grade rating of one or more nationally recognized credit agencies, or (ii) such debt is not outstanding and the Company fails to demonstrate to the reasonable satisfaction of the holders of a majority of the Preferred OP Units that an issue of comparable unsecured debt would receive such a credit rating, then within sixty (60) days after the written request of the holders of a majority of the Preferred OP Units, the Partnership shall (A) restore such credit rating, (B) obtain the POPU Credit Enhancement in which event it shall be obligated to pay any excess cost referred to in Section 3.3(f), or (C) provide other collateral, satisfactory to the holders of a majority of the Preferred OP Units in the exercise of their reasonable business judgement, to secure the Partnership's redemption obligation as set forth in Section 3.3(d), and if the Partnership fails to do so, such event shall constitute a POPU Default.

     (h) Method of Payment. All payments in respect of the Preferred OP Units shall be made in good United States funds by ordinary bank check mailed to the holder at its address as set forth in the Partnership's records. Payment shall be effective upon deposit of the check in the mail with postage prepaid, for all purposes of this Agreement, and the holders of the Preferred OP Units hereby assume the risk of non-delivery. If a check is lost in the mail or in any other manner, the holder shall be entitled to a replacement check upon execution and delivery of an indemnity agreement, in form satisfactory to the General Partner, whereby the holder indemnifies the Partnership against any claim for payment of the replaced check.

     (i) Restrictions on Subordination. During any period that the POPU Credit Enhancement is not in effect, the Partnership shall not permit to be outstanding any OP Units or other equity securities which are not junior to the Preferred OP Units, without the written consent of the holders of a majority of the Preferred OP Units. During any period that the POPU Credit Enhancement is in effect, the Partnership shall not permit to be outstanding any OP Units or other equity securities which are senior to the Preferred OP Units or which have any preference over the Preferred OP Units as to dividends or redemption payments, without the written consent of the holders of a majority of the Preferred OP Units, although the Partnership may issue additional Preferred OP Units or other classes of OP Units which have rights equal to those of the Preferred OP Units. Notwithstanding the foregoing, the POPU Credit Enhancement shall secure only the payments to the members of the Aspen Group in respect of those Preferred OP Units issued upon execution of this Agreement or pursuant to Contribution Agreements between the Partnership and such persons, and any credit enhancement provided to holders of other OP Units shall be provided independent of the POPU Credit Enhancement.

     (j) Default Provisions. The following default provisions shall apply in respect of the Preferred OP Units:

           (1) If the Partnership fails to pay any Preferred Dividend installment upon the Preferred Dividend Payment Date, the holders shall be entitled to a late payment premium equal to two per cent (2%) of the defaulted payment. If the Partnership fails to pay any Preferred Dividend installment within ten (10) days after the Preferred Dividend Payment Date, Preferred Dividends shall accrue at the rate of $2.70 per Preferred OP Unit annually, retroactively from the Preferred Dividend Payment Date until such installment is paid.

           (2) The occurrence of any of the following shall constitute a "POPU Default":

                 (i) The Partnership's failure to pay any Preferred Dividend installment within twenty (20) days after the applicable Preferred Dividend Payment Date;

                 (ii) The Partnership's failure to pay any redemption payment when due;

                 (iii) If the POPU Credit Enhancement is in effect, the
            termination, cancellation or non-renewal of the POPU Credit Enhancement, or notice of termination, cancellation or non-renewal of the POPU Credit Enhancement, prior to the conversion or redemption of all Preferred OP Units, unless the Partnership complies with the provisions of Section 3.3(g);

                 (iv) If the POPU Credit Enhancement is in effect, the
            insolvency or loss of creditworthiness of the provider of the POPU Credit Enhancement unless the Partnership complies with the provisions of Section 3.3(g);

                 (v) If the POPU Credit Enhancement is not in effect, the
            Partnership's failure to provide the POPU Credit Enhancement or other collateral as provided in Section 3.3(g) upon the occurrence of the event specified therein; or

                 (vi) Any other default in the performance of the Partnership's or the General Partner's obligations to the holders of the Preferred OP Units under this Section 3.3 which is not cured within thirty (30) days after written demand by any holder of Preferred OP Units.

Upon the occurrence of a POPU Default the holders of the Preferred OP Units shall have the rights provided for in Sections 3.3(d) and 3.3(f)(3) in addition to any other rights provided by this Agreement or by applicable law. During the existence of the POPU Default, Preferred Dividends shall accrue at the rate of $2.70 per Preferred OP Unit annually. If any holder of Preferred OP Units commences any legal action against the Partnership or the General Partner to enforce its rights under this Section 3.3, the prevailing party shall be entitled to recover the costs incurred in connection therewith, including reasonable attorney fees.

     3.4 PARTNERS

     The names and addresses of the Partners, and their respective OP Units, are set forth in Exhibit A. Additional OP Units may be issued from time to time as permitted by this Agreement.

     3.5 CAPITAL CONTRIBUTIONS

     (a) The General Partner has contributed to the capital of the Partnership an amount of cash equal to the number of OP Units issued to the General Partner multiplied by the Issue Price of such OP Units, and shall contribute certain other items of personal property.

     (b) The Limited Partners have made or shall make the capital contributions to the Partnership provided for in the respective Contribution Agreements to which they are parties.

     (c) The Partners shall not be required to make any additional capital contributions to the Partnership, except that the General Partner shall apply the proceeds realized from the sale of stock or securities issued by it (net of offering expenses) to the purchase of additional OP Units in accordance with this Agreement.

      3.6  ISSUANCE OF OP UNITS

     (a) The General Partner may cause the Partnership to issue additional OP Units for value from time to time (i) to existing Partners (including itself),
(ii) to new Partners, or (iii) to itself in connection with the issuance of additional stock or securities by it, at the Issue Price set forth in Section
(b) below. The Issue Price shall be paid to the Partnership in cash, or in such other form as may be acceptable to the General Partner; provided, however, that if the General Partner issues shares of stock to its employees pursuant to any stock option, restricted stock or other employee benefit plan, the Issue Price of the OP Units purchased as a consequence thereof shall be paid in cash or property only to the extent of the cash or property received by the General Partner in exchange for such stock, and the Partnership shall be deemed to have received other value equal to the remainder of the Issue Price.

     (b) Upon execution of this Agreement, the General Partner's interest in the Partnership comprises substantially all of its assets, and the number of OP Units held by the General Partner equals the number of shares of its outstanding common stock. It is expected that this circumstance will continue to exist, since the General Partner intends to distribute substantially all of its income on a current basis, has agreed to apply the net proceeds of the sale of additional stock or securities to the purchase of additional OP Units, and has no plans to issue any securities other than its existing single class of common stock. The Issue Price shall be determined as follows:

           (1) If the Issue Price of an OP Unit is specified in a Contribution Agreement, the Issue Price shall be as so specified.

           (2) If the Issue Price of an OP Unit is not specified in a Contribution Agreement, then the Issue Price shall be the market value of one share of the General Partner's common stock, which shall be:

                 (i) Subject to Section (ii) below, the market value shall be the average of the last reported sale price per share of the General Partner's common stock on the New York Stock Exchange, or if there is no reported sale the mean between the last reported bid and asked price, on each of the most recent ten (10) trading days preceding the date of issuance of the OP Units, as reported in the Wall Street Journal (Midwest Edition) or another reputable publication or reporting service selected by the General Partner; or

                 (ii) If the General Partner issues additional shares of its common stock and applies all the proceeds thereof (net of offering expenses) to the purchase of additional OP Units, the per-share market value of the General Partner's Common Stock shall be the per-share net proceeds realized by the General Partner upon such issuance.

     (c) The Partnership is obligated to issue additional OP Units to Water Oak, Ltd., as described in Exhibit B.

     3.7 EXCHANGE OF COMMON OP UNITS

     (a) The General Partner hereby grants to each Limited Partner the right to exchange any or all of the Common OP Units held by such Limited Partner for shares of the General Partner's common stock. Each Common OP Unit shall be exchangeable for one (1) share of the General Partner's common stock. Such right may be exercised by a Limited Partner at any time and from time to time upon not less than ten (10) days prior written notice to the General Partner. The General Partner shall at all times reserve and keep available a sufficient number of authorized but unissued shares of common stock to permit the exchange of all the Limited Partners' Common OP Units pursuant to this Section 3.7.

     (b) Notwithstanding Section 3.7(a), upon tender of any Common OP Units pursuant to that Section:

           (1) The General Partner may issue cash in lieu of fractional shares.

           (2) The General Partner may issue cash in lieu of stock to the extent necessary to prevent the recipient from violating the Ownership Limitations of Section 2 of Article VII of the General Partner's Articles of Amendment and Restatement, or corresponding provisions of any amended or restated Articles.

     (c) No Limited Partner shall be deemed to be a shareholder of or have any other interest in the General Partner, by virtue of being the holder of one or more OP Units.

     (d) Notwithstanding Section 3.7(a), a Limited Partner shall not have the right to exchange OP Units for the General Partner's common stock if (i) in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a real estate investment trust under the Internal Revenue Code as a result of such exchange; or (ii) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws. In the event of either such occurrence, the General Partner shall purchase such Limited Partner's OP Units for cash in an amount equal to the Issue Price of a Common OP Unit on the date on which the exchange would otherwise occur.

     3.8 ADJUSTMENT OF OP UNITS

     Notwithstanding the foregoing provisions of this Section 3:

          (a) Subject to Section 3.8(b), if the number of outstanding shares of the General Partner's common stock is changed by reason of any stock dividend, split or combination, or any recapitalization, merger, consolidation, combination, exchange of shares or other similar capital change, the number of OP Units held by all the Partners shall be proportionately adjusted so that the number of OP Units held by the General Partner equals the number of shares of its outstanding common stock, and the number of OP Units held by the Limited Partners shall bear the same relation to the number of shares held by the General Partner after such capital change as the number of OP Units held by the Limited Partners bore to the number of shares held by the General Partner before such capital change.

          (b) If any stock or securities of the General Partner should be outstanding at any time, other than the existing class of common stock, then the provisions of Sections 3.6, 3.7 and 3.8(a) shall be applied with reference to all the General Partner's stock and securities in such equitable manner as the General Partner may determine, in order to reflect the fact that the value of the OP Units held by the General Partner is equal to the aggregate value of the General Partner's outstanding stock and securities.

     3.9 WITHDRAWALS

     No Partner shall be entitled to withdraw any portion of its capital account, except by way of distributions pursuant to Section 4.3, until termination of the Partnership.

     3.10 BORROWINGS

     The Partnership may borrow sums for any purpose which the General Partner deems beneficial to the Partnership or the Partners from any source, including a Partner, upon such terms as the General Partner deems appropriate.

     4. CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS

     4.1 CAPITAL ACCOUNTS

     A capital account shall be maintained for each Partner, to which contributions and profits shall be credited and against which distributions and losses shall be charged. Capital accounts shall be maintained in accordance with the accounting principles prescribed by the Allocation Regulations, so that the tax allocations provided in this Agreement shall, to the extent possible, have "substantial economic effect" within the meaning of the Allocation Regulations, or, if such allocations cannot have substantial economic effect, so that they may be deemed to be "in accordance with the Partners' interests in the Partnership" within the meaning of the Allocation Regulations.

       4.2  PROFITS AND LOSSES

               (a) The profits and losses of the Partnership shall be determined as of the end of each fiscal year of the Partnership and shall be allocated among the Partners as follows:

                      (1) Subject to Section 4.2(a)(2), the profits and losses shall be allocated among Partners in proportion to their respective OP Units (Common and Preferred), provided, however, that the profits allocated to any Preferred OP Units for any calendar year shall not exceed the amount of the Preferred Dividends thereon for that calendar year, and any such excess profits remaining after the application of such limitation shall be allocated to the holders of the Common OP Units, pro rata.

                      (2) To the extent that an allocation of losses in accordance with Section 4.2(a)(1) would cause a Limited Partner to have an adjusted capital account deficit within the meaning of the Allocation Regulations, such portion of the losses shall be allocated to the General Partner instead of that Limited Partner, and the profits which would otherwise be allocated to that Limited Partner in the future shall instead be allocated to the General Partner to the extent of such portion of the losses.

               (b) If there is a change in the interest of any Partner during the period covered by an allocation, due to the addition, withdrawal or substitution of a Partner, or otherwise, the profits and losses for the period shall be allocated among the varying interests, as determined by the General Partner in its discretion in a manner consistent with applicable provisions of the Internal Revenue Code and the regulations thereunder.

     4.3 DISTRIBUTIONS

               (a) The Partnership shall distribute to the Partners from time to time such cash as the General Partner determines to be available for distribution and not to be required to provide for the Partnership's cash needs, including reasonable reserves for contingencies and provision for redemption of Preferred OP Units. Distributions may be made from any source and regardless of whether the same constitutes a return of part or all of the Partners' capital contributions. The General Partner shall make such determination in the exercise of its reasonable business judgment. Subject to the provisions of
Section 8.2, all distributions shall be made as follows:

                      (1) Distributions in respect of Preferred Dividends shall be made at the times and in the amounts provided in Section 3.3(a).

                      (2) All remaining distributions shall be made to the Partners in proportion to their respective Common OP Units on record dates established by the General Partner for each distribution; provided, however, that the distribution as of any record date in respect of a Common OP Unit issued after the prior record date shall be a prorated portion of the full distribution, based on the proportion of the interval between record dates that the Common OP Unit was outstanding.

               (b) The Limited Partners acknowledge that the General Partner is required to distribute to its shareholders a specified percentage of its share of the Partnership's taxable income for federal income tax purposes, in order to maintain its status as a Real Estate Investment Trust under the Internal Revenue Code. If the Partnership does not have sufficient funds on hand to fund a distribution to the Partners which will provide the General Partner with sufficient funds to make the required distribution to its shareholders in a timely manner, as estimated by the General Partner, the General Partner may cause the Partnership to take such action as it deems appropriate in order to raise the necessary funds, including (but not limited to) borrowing money and disposing of assets, which funds shall be distributed as provided in Section 4.3(a)(2).

     5. RIGHTS AND OBLIGATIONS OF PARTNERS

     5.1 LIMITED PARTNERS

     The Limited Partners shall be limited partners within the meaning of the Partnership Act. The Limited Partners as such shall not be bound by the obligations of the Partnership and shall not be obligated to make contributions to the Partnership in excess of the amounts provided for in this Agreement.
The Limited Partners shall not be entitled to participate in the management and control of the Partnership and shall have no authority to act for or bind the Partnership.

     5.2 GENERAL PARTNER

               (a) The General Partner shall be the sole general partner within the meaning of the Partnership Act. Subject to the other provisions of this Agreement, the General Partner shall have all the rights, powers, liabilities and restrictions of a partner in a partnership without limited partners.

               (b) The General Partner shall not voluntarily withdraw from the Partnership or voluntarily dissolve or terminate its existence, prior to termination of the Partnership. The voluntary dissolution or termination of existence of the General Partner shall be deemed to be a withdrawal from the Partnership in violation of this Agreement. If the General Partner ceases to be a General Partner by reason of the occurrence of an event of withdrawal within the meaning of Section 402 of the Partnership Act, the General Partner shall not be entitled to receive the value of its interest in the Partnership, but it (or its successor in interest) shall receive those allocations and distributions to which it would have been entitled had the event of withdrawal not occurred, whether or not the Partnership is reconstituted and continued as provided in
Section 7.2, subject, however, to the provisions of Section 602 of the Partnership Act.

     5.3 ADDITIONAL PARTNERS

     Additional Partners may be admitted to the Partnership from time to time if they acquire additional OP Units issued pursuant to Section 3.4. Assignees of Partnership interests may be admitted to the Partnership as substitute Partners pursuant to Section 9 of this Agreement.

     6.   ADMINISTRATIVE POWERS, OBLIGATIONS, COMPENSATION, ETC., OF
          GENERAL PARTNER

     6.1 POWERS

               (a) Subject to the other provisions of this Section 6, the General Partner shall manage and have complete control over the conduct of Partnership affairs, shall have full power to act for and to bind the Partnership to the extent provided by applicable law, and shall have the authority, on behalf of the Partnership, to do all things appropriate to the accomplishment of the purposes of the Partnership, including (but not limited to):

                      (1) filing the Certificate of Limited Partnership with the Michigan Department of Commerce and any amendments thereto which it may deem appropriate in order to reflect any action by the Partnership or the Partners which has been taken as permitted by this Agreement;

                      (2) managing, operating and leasing the manufactured housing properties owned by the Partnership and conducting any business activities associated therewith;

                      (3) acquiring, holding and selling or otherwise disposing of real and personal property;

                      (4) organizing and acquiring an interest in corporations, partnerships or other entities which own manufactured housing properties and related assets directly or through one or more other entities and exercising all rights and powers, and performing all obligations, incident thereto;

                      (5) obtaining financing and refinancing and borrowing money for Partnership purposes, guaranteeing the obligations of entities in which the Partnership has an interest, giving security for such borrowings and guaranties, and mortgaging or granting a security interest in any Partnership property;

                      (6) employing managers, leasing representatives, maintenance personnel, consultants, attorneys, accountants and other employees, independent contractors and agents;

                      (7) investing and reinvesting Partnership funds;

                      (8) executing contracts, leases, notes, mortgages, security agreements, loan documents, deeds and other writings, upon such terms as it deems appropriate;

                      (9) in general, managing the business and affairs of the Partnership; and

                      (10) doing such other acts as may facilitate the General Partner's exercise of its powers hereunder or as the General Partner may deem appropriate to the accomplishment of the purposes of the Partnership.

               (b) Every contract, note, mortgage, lease, deed or other instrument executed by the General Partner appearing to be such from the Certificate of Limited Partnership, shall be conclusive evidence that at the time of execution, this Partnership was then in existence, that this Agreement had not theretofore been terminated or amended in any manner not disclosed in the Certificate of Limited Partnership and that the execution and delivery of such instrument was duly authorized by the Partners.

     6.2 SELF-DEALING

     Any Partner and any affiliate of a Partner may deal with the Partnership, directly or indirectly, as vendor, purchaser, employee, agent or otherwise; provided, however, that the terms of such arrangement are not less favorable to the Partnership than independent third party arrangements. No contract or other act of the Partnership shall be voidable or affected in any manner by the fact that a Partner or its affiliate is directly or indirectly interested in such contract or other act apart from its interest as a Partner, nor shall any Partner or its affiliate be accountable to the Partnership or the other Partners in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Partner shall be eligible to vote or take any other action as a Partner in respect of such contract or other act as it would be entitled were it or its affiliate not interested therein.

     6.3 SERVICES; COMPENSATION

     The General Partner shall receive no compensation for acting as General Partner, but it or its affiliates may receive reasonable and competitive compensation for any specific services rendered to the Partnership and may be reimbursed for any Partnership expenses paid or advanced by them.

     6.4 LIMITATION OF GENERAL PARTNER'S LIABILITY

               (a) The General Partner and its directors and officers shall have no liability to the Partnership or to any Partner for any act or omission, except for its own fraud, intentional breach of fiduciary duty of this Agreement, or gross negligence.

               (b) The Partnership (i) shall indemnify the General Partner and its directors and officers against any losses, judgments, liabilities, expenses and amounts paid in settlement of claims, which are incurred or paid in connection with the Partnership or its business or affairs, unless the same results from the fraud, intentional breach of fiduciary duty of this Agreement, or gross negligence of the party claiming indemnification, and (ii) shall pay or reimburse the General Partner for any reimbursement obligation relating to the Partnership or its business or affairs, which is owed by the General Partner to its directors, officers or employees pursuant to its Articles of Incorporation or By-Laws or by contract. The provisions of this Section (b) are in addition to any other right of indemnification which any party may otherwise have.

     (c) The General Partner shall not be personally liable to return any Limited Partner's capital contribution.

     6.5 TAX MATTERS PARTNER

     The General Partner shall serve as the Partnership's Tax Matters Partner for purposes of Chapter 63C of Subtitle F of the Internal Revenue Code and shall have the powers and duties provided for therein and in the regulations thereunder.

     6.6 POWER OF ATTORNEY

     Each Limited Partner irrevocably appoints the General Partner and any corporate officer of the General Partner as such Limited Partner's attorney-in-fact, with full power of substitution, on its behalf and in its stead to execute, swear to and file the Certificate of Limited Partnership, any amendment or cancellation thereof and any other instrument which may be appropriate to effect any action by or on behalf of the Partnership or the Partners which has been taken as provided in this Agreement, including, but not limited to, amending Exhibit A hereto to reflect any changes in the number of OP Units held by such Limited Partner. This power of attorney is coupled with an interest and shall be irrevocable. This power of attorney is coupled with an interest and shall be irrevocable.

     6.7 OTHER ACTIVITIES OF GENERAL PARTNER

     The General Partner shall devote its full time and attention to the affairs of the Partnership and entities in which the Partnership has an interest, and shall not engage in any active business activity other than the business of the Partnership. This provision shall not preclude the General Partner from investing its funds in passive investments. The restrictions of this Section 6.7 shall not apply to any Limited Partner or any director, officer, employee or shareholder of the General Partner, or any of their affiliates, who (subject to any other restrictions which may be applicable to them) shall be free to engage in any business activity, whether or not competitive with the business of the Partnership.

     7. TERM OF PARTNERSHIP

     7.1 COMMENCEMENT

     The term of the Partnership shall commence upon the filing of the Certificate of Limited Partnership with the Michigan Department of Commerce.

     7.2 TERMINATION

     The term of the Partnership shall end, and the Partnership shall be terminated, solely on the first to occur of the following:

               (a) December 31, 2043;

               (b) 120 days after the sale or other disposition of substantially all of the Partnership's operating assets and the distribution by the Partnership of the net proceeds thereof and all remaining Partnership property; or

               (c) An event of withdrawal of the General Partner unless within 90 days thereafter all the Partners elect to reconstitute and continue the Partnership with a successor General Partner.

     None of the following shall cause a termination of the Partnership: the retirement, dissolution or insolvency of a Limited Partner, the substitution of a General or Limited Partner, or the admission of a new General or Limited Partner.

     8. LIQUIDATION

     8.1 LIQUIDATION OF PARTNERSHIP

               (a) Upon termination of the Partnership, the General Partner shall conclude the affairs of the Partnership. If there is no General Partner, the Partnership affairs shall be concluded by a trustee selected in writing by the holders of a majority of the OP Units. The assets of the Partnership may be liquidated or distributed in kind, as determined by the General Partner or the trustee, and the same shall be applied as provided in Section 4.3, subject, however, to the provisions of Section 8.2.

               (b) To the extent that Partnership assets cannot either be sold without undue loss or be readily divided for distribution in kind to the Partners, then the Partnership may, as determined by the General Partner or Trustee, convey those assets to a trust or other suitable holding entity established for the benefit of the Partners in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Partners at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the General Partner, or if there is no General Partner, by the holders of a majority of the OP Units.

               (c) If any Partnership assets are sold on the installment basis, any principal or interest distributable by the Partnership from such sale shall be distributed to the Partners as if undivided interests in the instrument evidencing such installment obligation had been distributed to the Partners in kind, as provided in Section (b) above.

     8.2 LIQUIDATING DISTRIBUTIONS; RESTORATION OF CAPITAL ACCOUNT DEFICITS

     Upon the liquidation of the Partnership or any Partner's interest in the Partnership, within the meaning of the Allocation Regulations:

               (a) The capital accounts of the holders of the Common OP Units shall be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Partnership's property, which has not previously been reflected in the Partners' capital accounts, would be allocated among the Partners if there were a taxable disposition of such property at fair market value on the date of distribution. Any resulting increase in the Partners' capital accounts shall be allocated first to the holders of the Preferred OP Units in proportions and amounts sufficient to bring their respective capital account balances up to the amount of the Issue Prices of their respective Preferred OP Units plus accrued and unpaid Preferred Dividends thereon, and the balance shall be allocated to the Common OP Units. Any resulting decrease in the Partners' capital accounts shall first be allocated to the holders of the Common OP Units in proportions and amounts sufficient to reduce their respective capital account balances to zero, then to the holders of the Preferred OP Units in proportions and amounts sufficient to reduce their respective capital account balances to zero, and the balance (if any) to the General Partner. Liquidating distributions shall be made in accordance with the positive capital account balances of the Partners, after giving effect to such adjustment and other capital account adjustments for the current year, as provided in the Allocation Regulations.

               (b) If the General Partner has a deficit balance in its capital account following the liquidation of the Partnership or its interest in the Partnership, as determined after taking into account all capital account adjustments for the current year (other than those made pursuant to this Section 8.2), the General Partner shall be unconditionally obligated to restore the amount of such deficit balance to the Partnership within 90 days after the date of such liquidation, or by the end of the Partnership's taxable year in which the liquidation occurs, whichever is later. The amount restored shall, upon liquidation of the Partnership, be paid to creditors of the Partnership or distributed to other Partners in accordance with their positive capital account balances. No Limited Partner shall be obligated to restore a deficit in its capital account upon liquidation of the Partnership or its interest in the Partnership, although this sentence shall not be construed as limiting a Limited Partner's obligation to make capital contributions as provided elsewhere in this Agreement.

     9. TRANSFERABILITY OF INTERESTS

     9.1 IN GENERAL

     Subject to Section 9.3, a Limited Partner may transfer any part or all of its interest in the Partnership, but such transfer shall not entitle the transferee to be substituted as a Partner, and the transferor shall remain a Partner and shall remain liable to the Partnership and the Partners as if such transfer had not occurred. The General Partner may not transfer its interest in the Partnership.

     9.2 RIGHTS OF TRANSFEREES

     A transferee of a Partnership interest shall not be admitted as a General Partner unless the holders of a majority of the OP Units consent in writing. A transferee shall not be admitted as a Limited Partner unless the General Partner consents in writing. If the General Partner does consent, then the transferor shall no longer be treated as a Partner. Any such consent may be given or withheld at the sole discretion of those Partners whose consent is required. As a condition of such consent, the General Partner may require a substitute Partner to pay the legal and other costs incurred by the Partnership in effecting its admission. A transferee who does not become a substitute Partner shall have no rights hereunder except to receive any allocations and distributions which (but for the transfer) would have been made to the transferor. No transfer of a Partnership interest shall be effective with respect to the Partnership until written notice thereof to the Partnership.

      9.3  RESTRICTIONS ON TRANSFERS

               (a)       Notwithstanding the other provisions of this Section 9:


                      (1) No Partner shall transfer its interest in the Partnership unless the transferee agrees, in a writing delivered to and enforceable by the Partnership, to be bound by the provisions of this
      Section 9 as if it were a Partner.

                      (2) No Partner shall transfer its interest in the Partnership without the prior written consent of the General Partner if the effect of the transfer would be to terminate the Partnership within the meaning of Section 708(b) of the Internal Revenue Code.

                      (3) No Partner shall transfer its interest in the Partnership if such transfer would violate any applicable state or federal securities law.

                      (4) No Partner shall transfer its interest in the Partnership without an opinion of counsel in form and substance satisfactory to counsel for the Partnership that registration is not required under the Securities Act of 1933 or any applicable state securities law, unless the General Partner in its sole discretion waives such requirement.

               (b) The Partners acknowledge that their interests in the Partnership have not been registered under any state or federal securities laws or regulations and agree that such interests will not be transferred without registration under such laws or regulations or exemption therefrom.

     10. INVESTMENT REPRESENTATION

     The Partners represent to each other and to the Partnership that they are holding their respective interests in the Partnership for their own personal accounts, and without a view to transferring or distributing their interests.

     11. AMENDMENTS

     This Agreement may be amended by the holders of a majority of the OP Units. In addition, Exhibit A may be amended from time to time by the General Partner to reflect the issuance, redemption or transfer of OP Units or any other change in the Partners or the OP Units. Any amendment made pursuant to this Section may be made effective as of any prospective date.

     12. TAX ALLOCATIONS

     12.1 GENERAL RULE

     Each item of income, gain, deduction, loss and credit for federal income tax purposes shall be allocated among the Partners in the same proportions that the corresponding book item which gave rise to the tax item was allocated, or if there is no corresponding book item the tax item shall be allocated in accordance with their respective OP Units; provided, however, if the Allocation Regulations or other Treasury Regulations require that such item be allocated in a different manner, then the allocation shall be governed by the Allocation Regulations or such other Regulations. In the latter event, if the allocation may be made in more than one manner, it shall be made in such manner as the General Partner may determine.

     12.2 BOOK/TAX DIFFERENTIALS

     Whenever the book value of Partnership property differs from its adjusted basis for federal income tax purposes, the allocation of depreciation, depletion, amortization, and gain and loss with respect to such property, as determined for federal income tax purposes, shall be made in a manner which takes account of the variation between book value and adjusted tax basis in the same manner as variations between fair market value and adjusted tax basis of property contributed to the Partnership are taken into account under Section 704(c) of the Internal Revenue Code. With respect to the property contributed by any Partner, the Partnership shall use the traditional method, as described in Proposed Treasury Regulations Section 1.704-3(b).

     12.3 QUALIFIED INCOME OFFSET

     Since the Partners are not obligated to restore a deficit capital account balance upon liquidation of the Partnership or upon liquidation of their interest in the Partnership, or are obligated to restore only a limited amount of such deficit, if any Partner unexpectedly receives a distribution which is not offset by prior increases to its capital account, or a capital account adjustment or allocation of loss or deduction described in paragraph
(b)(2)(ii)(d) of the Allocation Regulations (dealing with certain oil and gas depletion adjustments and certain deductions attributable to changes in a Partnership interest or a Partnership interest acquired by gift), then to the extent that such distribution, adjustment or allocation causes the Partner's deficit capital account balance to exceed the amount of such deficit which it is obligated to restore upon liquidation of the Partnership or its interest in the Partnership, such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible.

     12.4 MINIMUM GAIN CHARGEBACK

     If there is a net decrease in the Partnership's "minimum gain" for any taxable year of the Partnership, each Partner with a deficit capital account balance at the end of such year shall be allocated, before any other allocation is made under Section 704(b) of the Internal Revenue Code, items of income and gain for such year (and, if necessary, subsequent years), in the amount and in the proportions needed to eliminate such deficit as quickly as possible, to the extent of such Partner's share of the net decrease in the minimum gain. In applying the provisions of this Section, a Partner's capital account balance shall be adjusted, and items of income and gain shall be allocated, and the minimum gain and a Partner's share thereof shall be calculated, in the manner provided in the Allocation Regulations.

     12.5 SECTION 754 ELECTIONS

     The General Partner will make an election under Section 754 of the Internal Revenue Code and the allocation of items of income, deduction, gain or loss shall be governed by the regulations under Section 754.

     12.6 TAX CREDITS

     Any credit allowable to the Partnership for federal income tax purposes or any recapture with respect to such credit shall be allocated among the Partners in proportion to their respective OP Units. Upon the sale or other disposition of any property with respect to which the investment tax credit was allowed, the gain thereby realized by the Partnership shall, to the extent of any net basis reduction by reason of the investment tax credit, be allocated to the Partners in the proportions that the investment tax credit was allocated.

     12.7 DEPRECIATION RECAPTURE

     Upon the disposition of Partnership property, each Partner's share of the total gain (if any) shall include a share of any part of the gain which constitutes ordinary income for federal income tax purposes due to recapture of depreciation, proportionate to its share of the depreciation as previously allocated to the Partners. If only a portion of the depreciation results in ordinary income treatment (such as in the case of depreciation on certain real property in excess of straight-line), the allocation shall be made based on the manner in which such portion of the depreciation was allocated. If a Partner's share of such ordinary income would otherwise exceed its share of the total gain, the excess shall be reallocated among the other Partners in proportion to their respective shares of the total gain. Notwithstanding the foregoing, if an election under Section 754 of the Internal Revenue Code is in effect with respect to the interest of any Partner, the allocation of such ordinary income to him shall be governed by applicable Treasury Regulations.

     13. MISCELLANEOUS PROVISIONS

     13.1 BOOKS OF ACCOUNT; REPORTS

               (a) The General Partner shall keep true and complete books of account and records of all Partnership transactions. The books of account and records shall be kept at the office of the Partnership designated in Section 1 of this Agreement. The Partnership shall maintain at such office books of account and records including: (i) a list of names and addresses of all Partners and other investors in the Partnership; (ii) a copy of the Certificate of Limited Partnership together with executed copies of all powers of attorney pursuant to which the Certificate of Limited Partnership has been executed;
(iii) copies of the Partnership's federal, state and local income tax returns and reports for the three most recent years; (iv) copies of the Partnership's effective Partnership Agreement; and (v) copies of the financial statements of the Partnership for the three most recent years. Such Partnership records shall be available to any Partner or its designated representative during ordinary business hours at the reasonable request and expense of such Partner.

               (b) The General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership to any Partner except upon such Partner's written request.

               (c) Each Limited Partner or its designated representative may inspect the books and records of the Partnership at any reasonable time for proper purposes.

               (d) The Partnership shall provide all Limited Partners with annual balance sheets and income statements. Such balance sheets and income statements need not be audited unless the holders of a majority of the OP Units so request, in which event the cost of the audit shall be paid by the Partnership.

     13.2 BANK ACCOUNTS AND INVESTMENT OF FUNDS

     All funds of the Partnership shall be deposited in its name in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be designated by the General Partner from time to time. Withdrawals shall be made upon such signature or signatures as the General Partner may designate.

     13.3 ACCOUNTING DECISIONS

     All decisions as to accounting matters shall be made by the General Partner in accordance with the accounting principles provided for in this Agreement, consistently applied. Such decisions shall be acceptable to the accountants or attorneys retained by the Partnership, and the General Partner may rely upon the advice of the accountants or attorneys as to whether such decisions are in accordance with such accounting principles.

     13.4 FEDERAL INCOME TAX ELECTIONS

     The Partnership shall make all federal income tax elections in such manner as the General Partner determines to be in the best interest of the Partners upon the advice of the attorneys or accountants retained by the Partnership. The General Partner may elect to compute depreciation and to make other calculations for federal income tax purposes in the same manner as such calculations are made in its financial reports to its shareholders.

     13.5 MEETINGS OF PARTNERSHIP

     The General Partner shall promptly call an informational meeting of all Limited Partners upon request by 25% in interest or more of the Limited Partners who are unaffiliated with the General Partner or its affiliates.

     13.6 ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and may be modified only as provided herein, except that the provisions of any Subscription Agreement pursuant to which any Limited Partner subscribed for its interest in the Partnership shall continue in full force and effect. No representations or oral or implied agreements have been made by any party hereto or its agent, and no party hereto relies upon any representation or agreement not set forth herein.

     13.7 NOTICES, ETC

     Any notice, writing, or other matter, and any distribution, to be delivered hereunder shall be deemed delivered when deposited in the United States mail with postage prepaid and addressed to the Partnership at the Partnership's principal offices, to a Partner at its address as set forth in Exhibit A and to a transferee of a Partner at its address as set forth in the notice of transfer; provided, that a person may change its address by written notice to the Partnership.

     13.8 CONSENT OF LIMITED PARTNERS

     Various provisions of this Agreement require or permit the consent, agreement, approval or disapproval, written or otherwise, of the Limited Partners. In any such case, the General Partner shall give all Limited Partners written notice of the action, event or agreement, and if such notice expressly so states, then if the Limited Partner does not indicate its disapproval by written notice to the General Partner within the period of time (not less than 15 days after mailing of the notice) specified in the notice, such Partner shall be deemed to have given its written consent, approval or agreement.

     13.9 FURTHER EXECUTION

     Upon request of the General Partner from time to time, the Partners shall execute and swear to or acknowledge any amended Certificate of Limited Partnership and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Partnership or the Partners which has been taken in accordance with the provisions of this Agreement.

     13.10 SUBMISSION TO MICHIGAN JURISDICTION

     Water Oak, Ltd. irrevocably designates Winderweedle, Haines, Ward & Woodman, P.A., or its successor, as its agent to accept service of process in any action or proceeding brought by the Partnership or any party to this Agreement (but not any third party unless Water Oak, Ltd. is impleaded by the Partnership or a party to this Agreement) against Water Oak, Ltd. and arising out of this Agreement or any breach thereof. During such time as any other Limited Partner is not domiciled within the State of Michigan, such Limited Partner irrevocably designates the General Partner as its agent to accept service of process in any action or proceeding brought by the Partnership or any party to this Agreement (but not any third party unless such Limited Partner is impleaded by the Partnership or a party to this Agreement) against him and arising out of this Agreement or any breach thereof. The above designations shall not be revoked by the act, death or incapacity of any Limited Partner and shall bind such Partner's heirs, personal representatives, successors and assigns. All Limited Partners consent to the jurisdiction of the courts and administrative agencies of the State of Michigan and its political subdivisions in any action or proceeding.

     13.11 BENEFITS

     This Agreement shall inure to the benefit of and shall bind the parties hereto, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Partnership or the Partners or any other person not a party to this Agreement.

     13.12 SEVERABILITY

     The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

     13.13 CAPTIONS

     All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

     13.14 GENDER

     As used in this Agreement, the masculine, feminine and neuter gender shall be interchangeable.

     13.15 COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. The General Partner shall have custody of counterparts executed in the aggregate by all Partners.

     13.16 MICHIGAN LAW TO CONTROL

     This Agreement shall be construed and enforced in accordance with Michigan law.

     14. DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

- The term "AFFILIATE" or "AFFILIATES" means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Partner.

- "ALLOCATION REGULATIONS" means Treasury Regulations, '1.704-1(b) and -2, which govern the allocation of profits, losses and other items for federal income tax purposes.

- "ASPEN GROUP" means those Limited Partners identified as such in Exhibit A and their successors in interest.

- The term "TRANSFER" means any direct or indirect transfer, assignment, conveyance or alienation of, or succession to, any legal or beneficial interest or rights in the subject matter thereof, whether voluntary, involuntary or by operation of law, including a sale, exchange, gift, contribution, pledge or granting of a security interest, or the act of entering into a pooling or sharing agreement. The parties to any such transaction are referred to as the "TRANSFEROR" and "TRANSFEREE", respectively.

  - A "BUSINESS DAY" is a day other than a Saturday, Sunday or legal holiday under Michigan or federal law.

  - "CERTIFICATE OF LIMITED PARTNERSHIP" means the Certificate of Limited Partnership, including all restatements thereof and amendments thereto, which are filed with the appropriate authorities under the law pursuant to which the Partnership is organized. At the execution of this Agreement, the Partnership's Certificate of Limited Partnership consists of a Restated Certificate of Limited Partnership filed with the Michigan Department of Commerce on December 28, 1993 and a number of amendments thereto which have also been filed with the Michigan Department of Commerce.

  - "COMMON OP UNITS" are a class of OP Units and consist of the "OP Units" as defined in the Former Partnership Agreement, and any OP Units issued on or after the date hereof which are so designated upon issuance. The terms, rights and preferences of the Common OP Units are set forth in Section 3.

- The "CONTRIBUTION AGREEMENTS" are those agreements pursuant to which Limited Partners acquired OP Units.

- "CONVERSION DATE" is defined in Section 3.3.

- "CONVERSION PERIOD" is defined in Section 3.3.

- "CONVERSION NOTICE" is defined in Section 3.3.

- The "FISCAL YEAR" of the Partnership, and its taxable year for federal income tax purposes, shall be the calendar year.

- "FORMER PARTNERSHIP AGREEMENT" is defined in the Preliminary Statement.

- The "HOLDER" of OP Units is the Partner who is shown in Exhibit A as owning the same, regardless of whether such Partner has transferred such OP Units, although a transferee may have rights in connection with such OP Units as provided in Section 9.2.

- The "ISSUE PRICE" of the OP Units is the value assigned thereto upon issuance, as set forth in Section 3.6.

- "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986.

- "OP UNITS" are the units into which the Partners' interests in the Partnership have been divided, as more fully described in Section 3. OP Units consist of Common OP Units and Preferred OP Units.

- The "PARTNERS" consist of the "GENERAL PARTNER" and the "LIMITED PARTNERS," who are the persons designated as such in Exhibit A. Any reference to a Partner shall, unless the context clearly requires otherwise, include a reference to its predecessor and successor (other than a mere assignee) in interest.

- The "PARTNERSHIP" is the limited partnership formed pursuant to this Agreement.

- The "PARTNERSHIP ACT" is the Michigan Revised Uniform Limited Partnership
  Act.

- "POPU DEFAULT" is defined in Section 3.3.

- "PREFERRED DIVIDEND ACCRUAL DATE" is defined in Section 3.3.

- "PREFERRED DIVIDEND PAYMENT DATE" is defined in Section 3.3.

- "PREFERRED DIVIDENDS" are defined in Section 3.3.

- "PREFERRED OP UNITS" are a class of OP Units and consist of any OP Units issued on or after the date hereof which are so designated upon issuance. The terms, rights and preferences of the Preferred OP Units are set forth in Section 3.

     All references to statutory or regulatory provisions shall be deemed to include reference to corresponding provisions of subsequent law or regulations.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

                                SUN COMMUNITIES, INC., a Michigan Corporation


                                By:    Jonathan M. Colman
                                   ---------------------------------------
                                       Jonathan M. Colman, Vice-President

                  [signatures continue on the following pages]